EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Registration No’s 333-153586, 333-154312 and 333-156105) of Discovery Communications, Inc. of our report dated February 24, 2009, except for Note 27 and for the effects of the change in accounting for non-controlling interests and for collaborative arrangements discussed in Note 2, as to which the date is June 11, 2009, relating to the financial statements of Discovery Communications, Inc., which appears in this Current Report on Form 8-K.
/s/ PricewaterhouseCoopers LLP
McLean, Virginia
June 11, 2009